
                                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION           OMB APPROVAL
FORM 4                                        Washington, D.C. 20549                     ---------------------------
/_/ Check this box if no longer        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP      OMB Number        3235-0287
subject to Section 16. Form 4 or                                                         Expires: September 30, 1998
Form 5 obligations may continue.                                                         Estimated average burden
See Instruction 1(b).                                                                    hours per response......0.5


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940



 (Print or Type Responses)

 ---------------------------------------------------------------------------------------------------------------------------------
 1.Name and Address of Reporting Person*|2.Issuer Name AND Ticker or Trading Symbol  |6. Relationship of Reporting Person(s) to  |
                                        |                                            |   Issuer (Check all applicable)           |
                                        | U.S. Timberlands Company, L.P.             |                                           |
                                        | (Nasdaq: TIMBZ)                            |   x     Director            10% Owner     |
----------------------------------------|-------------------------|----------------- | -----               -----                 |
(Last)          (First)             (MI)|3. IRS or Social Security| 4. Statement for |                                           |
                                        |   Number of Reporting   |     Month/Year   |         Officer (give      Other          |
 Cole           Aubrey               L. |   Person (Voluntary)    |                  | -----   title below) ----- (specify below)|
                                        |                         |     May. 1998    |                                           |
                                        |                         |                  |              _____________________        |
----------------------------------------|                         |  ----------------|-------------------------------------------|
              (Street)                  |                         | 5. If Amendment  |7.  Individual or Joint/Group Filing       |
                                        |                         |    Date of       |    (Check Applicable Line)                |
 16825 Northchase Drive, Suite 800      |                         |    Original      |            |                              |
                                        |                         |    (Month/Year)  |  x  Form filed by One Reporting Person    |
                                        |                         |                  | ---                                       |
                                        |                         |                  |     Form filed by More than One           |
Houston           TX           77060    |                         |                  | --- Reporting Person                      |
                                        |                         |                  |                                           |
---------------------------------------------------------------------------------------------------------------------------------|
 (City)        (State)        (Zip)           TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED    |
---------------------------------------------------------------------------------------------------------------------------------|
 1.Title of   | 2.Trans-    | 3.Trans-  | 4.Securities Acquired   |  5. Amount of    |     6. Owner-        |   7. Nature        |
   Security   | action      | action    |   (A)or Disposed of(D)  |  Securities      |     ship Form        |   of Indirect      |
              | Date        | Code      |  (Inst. 3, 4 & 5)       |  Beneficially    |     Direct (D) or    |   Beneficial       |
  (Instr. 3)  |             | (Instr.8) |                         |  Owned at End    |     Indirect (I)     |   Ownership        |
              |             |           |                         |  of Month        |                      |                    |
              |             |-----------|-------------------------|                  |                      |                    |
              | (Mo/Day/Yr) | Code |  V |  Amount|(A) or|         |  (Instr. 3 & 4)  |     (Instr. 4)       |   (Instr. 4)       |
              |             |      |    |        |(D)   |Price    |                  |                      |                    |
--------------|-------------|------|----|--------|------|---------|------------------|----------------------|--------------------|
              |             |      |    |        |      |         |                  |                      |                    |
 Common Units |   5/21/98   |  P   |    | 3,000  | A    |$20.875  |                  |       I              |    (1)             |
--------------|-------------|------|----|--------|------|---------|------------------|----------------------|--------------------|
 Common Units |   5/21/98   |  P   |    | 2,000  | A    |$20.8125 |                  |       I              |    (1)             |
--------------|-------------|------|----|--------|------|---------|------------------|----------------------|--------------------|
 Common Units |   5/22/98   |  P   |    | 4,000  | A    |$20.75   |   9000+          |       I              |    (1)             |
--------------|-------------|------|----|--------|------|---------|------------------|----------------------|--------------------|
              |             |      |    |        |      |         |                  |                      |                    |
--------------|-------------|------|----|--------|------|---------|------------------|----------------------|--------------------|

+This number  represents  the total number of Common  Units  purchased by U.S.
 Timberlands Services Company, L.L.C., though the reporting person has less than a 100 percent interest in U.S. Timberlands Services Company, L.L.C. This filing shall not be deemed an admission that Mr. Cole is, for purposes of section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by this statement.
(1)By U.S. Timberlands Services Company, L.L.C.
-------------------------------------------------------------------------------
Reminder: Report on a separate line for each
class of securities beneficially owned directly
or indirectly.
* If the form is filed by more than one reporting                       (Over)
 person, see Instruction 4(b)(v).                               SEC 1474 (7-96)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------
1.Title of | 2.Conver- |3.Trans-|4.Trans- |5.Number of|6.Date Exer-   |7.Title and |8.Price| 9. Number |10.Owner- |11.Nature |
 Deriv-    |  sion or  | action | action  | Derivative| cisable and   |Amount of   | of    | of deriv- | ship     | of       |
 Security  |  Exercise | Date   | Code    | Securities| Expiration    |Underlying  | Deriv-| ative     | Form of  | Indirect |
 (Instr.3) |  Price of |        |(Instr.8)| Acquired  | Date(Month/   |Securities  | ative | Secur-    | Deriv-   | Benefi-  |
           |  Deri-    | (Month/|         | (A) or    | Day/Year)     |(Instr.3    | Secur-| ities     | ative    | cial     |
           |  vative   | Day/   |         | Disposed  |               |and 4)      | ity   | Bene-     | Security:| Owner-   |
           |  Security | Year)  |         | of (D)    |----------------------------|(Instr.| ficially  | Direct(D)| ship     |
           |           |        |         | (Instr.3, |Date   |Expira-|Title|Amount| 5)    | Owned     | or       | (Instr.4)|
           |           |        |         | 4 and 5)  |Exer-  |tion   |     |or    |       | at End    | Indirect)|          |
           |           |        |         |           |cisable|Date   |     |Number|       | of        | (I)      |          |
           |           |        |-------------------- |       |       |     |of    |       | Month     | (Instr.4)|          |
           |           |        | Code| V | (A) | (D) |       |       |     |Shares|       |(Instr.4)  |          |          |
           |           |        |     |   |     |     |       |       |     |      |       |           |          |          |
-----------------------------------------------------------------------------------------------------------------------------|

-----------------------------------------------------------------------------------------------------------------------------|
                                                                                                                             |
-----------------------------------------------------------------------------------------------------------------------------|
                                                                                                                             |
-----------------------------------------------------------------------------------------------------------------------------|
                                                                                                                             |
-----------------------------------------------------------------------------------------------------------------------------|
                                                                                                                             |
-----------------------------------------------------------------------------------------------------------------------------|
                                                                                                                             |
-----------------------------------------------------------------------------------------------------------------------------|
                                                                                                                             |
-----------------------------------------------------------------------------------------------------------------------------|
                                                                                                                             |
-----------------------------------------------------------------------------------------------------------------------------|
                                                                                                                             |
-----------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

                                                  By: /s/ John M. Rudey  6/9/98
** Intentional misstatements or omissions of     ---------------------  -------
facts constitute Federal Criminal Violations.      Attorney-in-Fact       Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).          **Signature of
                                                   Reporting Person
Note: File three copies of this Form, one of
which must be manually signed.  If space is
insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the
collection of information contained in this
form are not required to respond unless the
form displays a currently valid OMB Number.                         Page 2
                                                            SEC 1474 (7-96)

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the undersigned, Aubrey L. Cole, hereby appoints John M. Rudey and George R. Hornig to be the undersigned's true and lawful attorney, for him, and in his name, place and stead to execute, acknowledge, deliver and file Forms 3, 4, and 5 (including amendments thereto) with respect to securities of U.S. Timberlands Company, L.P. (the "Company"), required to be filed with the Securities and Exchange Commission, national securities exchanges and the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, granting to John
M. Rudey and George R. Hornig full power and authority to perform all acts necessary to the completion of such purposes.

         The undersigned agrees that the attorney-in-fact herein, John M. Rudey and George R. Hornig, may rely entirely on information furnished orally or in writing by the undersigned to such attorney-in-fact. The undersigned also agrees to indemnify and hold harmless the Company and the attorney-in-fact against any losses, claims, damages, or liabilities (or actions in these respects) that arise out of or are based upon any untrue statement or omission of necessary facts in the information provided by the undersigned to the attorney-in-fact for purposes of executing, acknowledging, delivering, or filing Forms 3, 4, or 5 (including amendments thereto) and agrees to reimburse the Company and the attorney-in-fact herein for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, liability, or action.

         The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the undersigned in favor of persons other than those named herein.

         The undersigned agrees and represents to those dealing with its attorney-in-fact herein, John M. Rudey and George R. Hornig, that this Power of Attorney is for indefinite duration and may be voluntarily revoked only by written notice to such attorney-in-fact, delivered by registered mail or certified mail, return receipt requested.

WITNESS THE EXECUTION HEREOF this 17th day of February, 1998.


                                                           /s/ AUBREY L. COLE
                                                          ---------------------
                                                               Aubrey L. Cole